EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

CB Financial Services, Inc.
Carmichaels, Pennsylvania

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated March 26, 2015, relating to the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 of CB Financial Services, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of CB Financial Services, Inc.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
June 30, 2015